We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 33-58159) pertaining to the Amended and Restated 1991 Stock Option Plan of Falcon Products, Inc., the Registration Statement (Form S-8, No. 33-46998) pertaining to the Non-Employee Director Plan and the Registration Statement (Form S-8, No. 333-60735) pertaining to the Employee Stock Purchase Plan and Non-Employee Directors' Deferred Compensation Plan of Falcon Products, Inc. of our report dated January 29, 1999, with respect to the consolidated financial statements of Shelby Williams Industries, Inc. included in the Current Report on Form 8-K of Falcon Products, Inc. for the year ended December 31, 1998.


                                   /s/ Ernst & Young LLP

Atlanta, Georgia
July 14, 1999